Innovid Names Ken Markus Chief Operating Officer

Google veteran to lead cross-functional, company-wide operations building increased value for customers through best-in-class services

New York, NY – February 9, 2023 – Innovid Corp. (NYSE:CTV), an independent advertising platform for delivery, personalization and measurement of converged TV across linear, Connected TV (CTV) and digital, today announced the promotion of Ken Markus to the newly created position of Chief Operating Officer (COO), effective February 7, 2023.

As COO, Markus will be responsible for managing cross-functional, company-wide operations and ensuring that all departments are aligned with the company’s strategic goals and objectives. His primary focus will be strengthening Innovid's position as a leading converged TV platform. Teams reporting to Markus include client operations, creative services, technical services, measurement services, compliance and certifications, and global IT.

"Ken has been an integral part of Innovid's success during his 8 years at the company, and we are thrilled to have him take on this new role," said Zvika Netter, CEO of Innovid. "His deep understanding of the business, clients, industry, and people make him the perfect choice to lead our operations and help drive our mission forward. I look forward to Ken’s continued contributions and collaboration across a broader set of employees, clients, and partners."

Markus previously served as Innovid’s Chief Client Officer (CCO), where he was responsible for growing and scaling the company's global client services organization. In this role, he led Innovid’s efforts to connect brands more deeply with their customers through personalized video experiences, while bolstering the company's current offering to traditional advertising agencies. Under Markus’ leadership, Innovid saw significant growth and retention across Fortune 500 brands, leading agencies and all client verticals. Prior to his role as CCO, Markus was Senior Vice President of Global Operations and Client Services at Innovid, served as Head of Scale Operations and Services for gTech Ads at Google, and also held positions at Condé Nast, SiriusXM Satellite Radio, and Time Inc.

"Innovid is at such an exciting moment in its growth in the converged TV marketplace and I am honored to take on this new role as COO as we continue to strengthen our operations as the industry leader in CTV," said Ken Markus, COO of Innovid. "I look forward to working closely with our teams to create, deliver and measure video experiences across all devices and media, and help brands connect more deeply with their customers."

Markus will lead operational alignment and will partner with David Helmreich, Innovid's recently announced Chief Commercial Officer, who leads commercial alignment across Innovid's revenue-related functions, including sales, marketing, and client support worldwide. Together, they drive the company's mission to deliver an independent advertising platform for delivery, personalization and measurement of converged TV.

For more information about Innovid, visit https://www.innovid.com/.

About Innovid
Innovid (NYSE:CTV) powers advertising delivery, personalization, and measurement across linear, connected TV (CTV) and digital for the world’s largest brands. Through a global infrastructure that enables cross-platform ad serving, data-driven creative, and measurement, Innovid offers its clients always-on intelligence to optimize advertising investment across channels, platforms, screens, and devices. Innovid is an independent platform that leads the market in converged TV innovation, through proprietary technology and exclusive partnerships designed to reimagine TV advertising. Headquartered in New York City, Innovid serves a global client base through offices across the Americas, Europe, and Asia Pacific. To learn more, visit Innovid.com or follow us on LinkedIn or Twitter.